FOSTER WHEELER ANNOUNCES FOURTH-QUARTER
                                FINANCIAL RESULTS

                         -    Cash position remains strong
                         - International E&C and Energy performance remains solid
                         - Special charges address legacy issues, lead to loss for the quarter

     HAMILTON, BERMUDA, March 25, 2003--Foster Wheeler Ltd. (NYSE: FWC) today reported results for the fourth quarter 2002 and the year. Results for both periods were dominated by restructuring and special charges. Revenues for the fourth quarter 2002 totaled $995.4 million. The company reported a net loss of $112.1 million, or $2.73 per share diluted, including pre-tax special charges of $124.5 million. Approximately $90 million of the special charges were non-cash. Excluding all special charges, net income for the quarter was $5.4 million, or $0.13 per share diluted. These results compare to revenues of $1,034.9 million in the year-ago quarter, and a net loss of $343.1 million, or $8.39 per share diluted, including special pre-tax charges of $240.1 million. Excluding the charges, the net income for the fourth quarter 2001 was $10.3 million, or $0.25 per share diluted.

     "During 2002, we made significant progress with the restructuring of Foster Wheeler. My management team inherited judgements and estimates that were more optimistic than the ones we've chosen to use. We've established a set of accounts and adopted an approach to financial management that has resulted in a credible base from which to plan and manage performance. This process, however, led to a host of special charges that were predominantly non-cash. We believe we have dealt with the root causes of these issues by increasing the rigor of our financial and project controls, improving our contracting standards, and establishing a strong management team, both at the corporate level and in each of the company's operations. We have reduced over $40 million from our cost structure worldwide and through our focus on the generation of cash, we have delivered our strongest year-end cash position in 15 years," said Raymond J. Milchovich, chairman, president and chief executive officer.

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     "The progress achieved operationally in 2002 has built the foundation for a solid operating plan in 2003. We expect to generate operating EBITDA in 2003 that would be approximately 30 percent higher than we have achieved over the last three years. Through the first two months, we are tracking consistent with the plan, suggesting that our initiatives are beginning to yield results. As we move forward in 2003, a key goal will be to reduce debt and improve the company's balance sheet."

     Cash balances worldwide at year-end were $429 million, compared to $224 million at year-end 2001. As of December 27, 2002, the company's indebtedness was $1.1 billion, compared to $1.0 billion at year-end 2001. During the third quarter of 2002, the company replaced the off-balance sheet financing related to the company's corporate headquarters building with an on-balance sheet facility. In the fourth quarter 2002, the company entered into a capital lease for an office building in Finland. These items accounted for the increase in debt.

     Cash flows generated from operations in 2002 were $160.4 million, compared to cash outflows of $88.7 million during 2001, an improvement of $249.1 million. In addition, the company sold substantially all of the business of Foster Wheeler Environmental Corporation in March 2003 and received cash proceeds of $80 million. During 2003, the company expects to receive an additional $57 million in capital recovery proceeds from a government project, which was not included in the sale.

     For the year ended December 27, 2002, revenues were $3.6 billion, a 6 percent increase over $3.4 billion in 2001. The increase is attributable primarily to increased activity in the company's European operations. Foster Wheeler's net loss for the year was $525.2 million, or $12.82 per share diluted, including pre-tax special charges of $545.9 million. In 2001, the company reported a net loss of $336.4 million, or $8.23 per share diluted, including pre-tax special charges of $254.3 million.

Bookings and Segment Performance

     New orders booked during the fourth quarter 2002 were $567.6 million compared to $1,101.8 million in the fourth quarter of last year. The company's backlog was $5.4 billion, compared to $6.0 billion at year-end 2001.

     Fourth-quarter revenues for the Engineering and Construction Group (E&C) were $583.7 million, compared to $582.6 million during the year-ago quarter. New bookings for the quarter were $306.0 million, compared to $889.2 million in the fourth quarter of 2001. The Group's

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backlog was $4.0 billion compared to $4.5 billion at year-end 2001. Excluding the effect of special charges in both periods, earnings before interest, taxes, depreciation and amortization (EBITDA) were $24.6 million this quarter, compared to $17.0 million for the same period last year. The increase was due to improved results in the UK engineering and construction operations.

     For the year, E&C bookings were $1.7 billion, down from $2.6 billion in 2001. Revenues for 2002 were $2,027.5 million, up 4 percent compared to $1,944.0 million last year. Excluding the effect of special charges in both periods, EBITDA of $86.7 million for the year was essentially flat with $85.6 million last year.

     Energy Group revenues for the quarter were $421.7 million, up 5 percent compared to $402.6 million in the same quarter of 2001. New bookings during the fourth quarter were $264.8 million, up 30 percent, compared to $203.8 million in the year-ago quarter. The increase was mainly due to a large domestic power project order recorded in December 2002. Backlog at year-end was $1.4 billion, compared to $1.5 billion at year-end 2001. Excluding the effect of special charges in both periods, EBITDA was $33.1 million for the quarter, compared to $47.1 million last year. Improved performance in Power Systems and the company's Finnish subsidiary was offset primarily by weakness in the U.S. power operations.

     For the year, bookings for the Energy Group were $1,396.3 million, compared to $1,478.2 million in 2001. Revenues for the year were up 7 percent to $1,576.8 million, from $1,468.8 million for last year. Excluding the effect of special charges in both periods, EBITDA was $127.8 million for the year, compared to $123.2 million last year. The increase was primarily driven by improved performance at the company's Finnish subsidiary.

Special Charges

The company recorded a series of special charges for the quarter totaling $124.5 million, most of which addressed legacy issues:

     o $65.6 million for revisions to project claim estimates and related costs. Recoveries against these claims will be recognized as revenue when received;
     o $20.0 million provision for asbestos claims relating to insolvent insurers;
     o $16.2 million of costs in connection with the company's refinancing and restructuring efforts, performance intervention activities, employee severance, and other charges;

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     o    $13.7 million for re-evaluation of contract cost estimates and provisions for uncollectible receivables;
     o $5.3 million provision for impairment loss on a U.S. manufacturing facility, in accordance with the provisions of SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities;" and
     o $3.7 million provision for losses to be recognized in anticipation of asset sales.

     In addition, Foster Wheeler completed its evaluation of goodwill during the quarter in accordance with the implementation of SFAS 142, "Goodwill and Other Intangible Assets." As a result, the company recognized a non-cash $77.0 million impairment charge at a reporting unit in its Energy Group. This charge, along with $73.5 million recognized earlier in the year, has been recorded as a cumulative effect of a change in accounting principle.

Annual Pension Revaluation

     The company completed its annual pension revaluation and recorded an after-tax charge to shareholders' equity of $226.0 million. This charge represents the cumulative minimum liability for both domestic and foreign underfunded pension plans. Declines in financial markets have unfavorably impacted pension plan asset values, resulting in underfunded pension plans. In addition, the company has changed its assumptions on the expected rate of return on plan assets, and the discount rate used to calculate the present value of its future obligations, to more closely match current market conditions. Cash payments required in 2003 remain essentially unchanged from 2002.

Restatement of Prior Year Financial Statements

     Subsequent to the filing of the company's third quarter 2002 financial results, management determined that the assets, liabilities, and related impact on results of operations associated with one of the company's postretirement medical plans were not properly accounted for in accordance with SFAS 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The company has adjusted its previously reported results for 2000, 2001 and 2002. These adjustments include an additional net liability of $20.5 million at the end of 2002, and pre-tax expenses of approximately $1.6 million for 2002.

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                                       5

Notice from the New York Stock Exchange (NYSE)

     Foster Wheeler received a formal notice, dated March 18, 2003, from the NYSE indicating that it was below the continued listing criteria of a total market capitalization of not less than $50 million over a 30-day trading period and shareholders' equity of not less than $50 million. The company expects to submit a business plan that will demonstrate compliance with the continued listing standard within 18 months of notice from the NYSE. The company's business plan, if accepted, will be reviewed by the NYSE for ongoing compliance with its goals and objectives. Throughout the review process, Foster Wheeler's common stock will continue to be listed on the NYSE, subject to reassessment.

                                      # # #

Notes to Editor:

1.   Consolidated Statements follow.

2.   Foster Wheeler will conduct a conference call with analysts today (March
     25) at 11:00 a.m. Eastern Standard Time. The call will be accessible to the public by telephone or Webcast.

     To listen to the call by telephone in the United States, dial (877) 692-2588 approximately 10 minutes before the call. International access is available by dialing (973) 321-1040. The conference call will also be available over the Internet at www.fwc.com, or through StreetEvents at www.streetevents.com.

     A replay of the call will be available on the company Web site as well as by telephone. To listen to the replay by telephone, dial (877) 519-4471 or
     (973) 341-3080 (Pass Code #3820081 required) starting one hour after the conclusion of the call through 8:00 p.m. Eastern on Tuesday, April 8, 2003. The replay can also be accessed on the company Web site for two weeks following the call.

3. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, and plant operation services. The corporation is domiciled in Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

4.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from

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                                       6

     what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project design or schedules, changes in estimates made by the company of costs to complete projects, contract cancellations, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, and the outcome of cash-generation initiatives.

                                               Foster Wheeler Ltd. and Subsidiaries
                                           Consolidated Statement of Earnings - Summary
                                        (In Thousands of Dollars, Except Per Share Amounts)

                                                                    Three months ended                  Twelve months ended
                                                                    ------------------                  -------------------
                                                             Dec. 2002          Dec. 2001          Dec. 2002          Dec. 2001
                                                             ---------          ---------          ---------          ---------
                                                                                (Restated)                            (Restated)

Unfilled orders                                         $       5,445,934   $      6,004,420   $      5,445,934   $      6,004,420

New orders booked                                                 567,649          1,101,758          3,052,410          4,109,321
                                                        ==================  =================  =================  =================

Revenues:
   Operating revenues                                             980,365            996,991          3,519,177          3,315,314

   Other income                                                    15,055             37,913             55,360             77,160
                                                        ------------------  -----------------  -----------------  -----------------

   Total revenues                                                 995,420          1,034,904          3,574,537          3,392,474
                                                        ------------------  -----------------  -----------------  -----------------

Cost and Expenses:

   Cost of operating revenues                                     961,504          1,073,471          3,426,910          3,164,025

   Selling, general & administrative
      expenses                                                     60,716             66,695            226,524            225,392

   Other deductions/minority interest                              67,673             97,245            198,137            131,538

   Interest expense                                                17,557             17,752             66,418             68,734

   Dividends on preferred security
      of subsidiary trust                                           4,295              3,938             16,610             15,750
                                                        ------------------  -----------------  -----------------  -----------------

   Total costs and expenses                                     1,111,745          1,259,101          3,934,599          3,605,439
                                                        ------------------  -----------------  -----------------  -----------------

(Loss) before income taxes                                       (116,325)          (224,197)          (360,062)          (212,965)

Provision for income taxes                                         (4,222)           118,906             14,657            123,395
                                                        ------------------  -----------------  -----------------  -----------------

(Loss) before cumulative effect of a change
   in accounting principle for goodwill                          (112,103)          (343,103)          (374,719)          (336,360)
                                                        ------------------  -----------------  -----------------  -----------------


Cumulative effect on prior years of a change
   in accounting principle for goodwill                                                                (150,500)
                                                        ------------------  -----------------  -----------------  -----------------


   Net (loss)                                           $        (112,103)  $       (343,103)  $       (525,219)   $      (336,360)
                                                        ==================  =================  =================   ================


Other comprehensive (loss)/ Income:

   Minimum pension liability adjustment                          (226,011)           (36,770)          (226,011)           (36,770)

   Foreign currency translation adjustment                         10,989             (1,918)            22,241            (10,191)

   Change in derivative instruments designated
      as cash flow hedges                                                             (1,162)            (3,834)             3,834
                                                        ------------------  -----------------  -----------------   ----------------


   Comprehensive loss                                   $        (327,125)   $      (382,953)  $       (732,823)   $      (379,487)
                                                        ==================   ================  =================   ================


Earnings per share :

   Basic and diluted before cumulative effect of a change
   in accounting principle for goodwill                            ($2.73)            ($8.39)            ($9.15)            ($8.23)
                                                                   =======            =======            =======            =======


Cumulative effect on prior years of a change
   in accounting principle for goodwill                                                                  ($3.67)
                                                                                                         =======

(Loss)/earnings per share                                          ($2.73)            ($8.39)           ($12.82)            ($8.23)
                                                                   =======            =======           ========            =======


Cash dividends paid per share                                                                                                $0.12
                                                                                                                             ======
Shares outstanding :

   Basic :  Weighted average number
   of shares outstanding ( In thousands )                          40,999             40,896             40,957             40,876

   Diluted : Effect of stock options                                    *                  *                  *                  *

   Convertible Debt                                                     *                  *                  *                  *
                                                        ------------------  -----------------  -----------------  -----------------

        Total diluted                                              40,999             40,896             40,957             40,876
                                                        ==================  =================  =================  =================

See attached schedule of special charges by group for the three and twelve months ended 2002 and 2001.

Management has determined that assets, liabilities and related impact on results of operations associated with one of the
Company's postretirement medical plans were not properly accounted for in accordance with SFAS 106,"Employers Accounting for
Postretirement Benefits Other Than Pensions."The Company has adjusted its previously reported results for 2001 and 2002. These adjustments include an additional net liability of $20.5million at the end of 2002, and pre-tax expenses of approximately
$1.6million for 2002 and $4.1million for 2001.

* The effect of the stock options and convertible debt were not included in the calculation of diluted earnings per share as they were antidilutive due to the loss.

                                               Foster Wheeler Ltd. and Subsidiaries
                                                       Major Business Groups
                                                     (In Thousands of Dollars)

                                                                        Three months ended               Twelve months ended
                                                                        ------------------               --------------------
                                                                   Dec. 2002         Dec. 2001        Dec. 2002       Dec. 2001
                                                                   ---------         ---------        ---------       ---------
Engineering and Construction (EC)                                                 (Reclassified*)                  (Reclassified*)
---------------------------------
  Unfilled orders                                                  $4,018,012       $4,475,367       $4,018,012       $4,475,367

  New orders booked                                                   306,004          889,248        1,671,763        2,632,153

  Revenues                                                            583,698          582,575        2,027,531        1,944,018

  Interest expense                                                      1,139             (966)            (415)            (179)

  (Loss)/earnings before income taxes and cumulative effect
     of a change in accounting principle for goodwill                 (35,142)         (38,984)         (56,513)          15,119

  EBITDA                                                              (30,058)         (35,974)         (41,437)          32,577

Energy (E)
----------

  Unfilled orders                                                   1,436,323        1,548,366        1,436,323        1,548,366

  New orders booked                                                   264,809          203,830        1,396,292        1,478,235

  Revenues                                                            421,672          402,558        1,576,774        1,468,844

  Interest expense                                                      4,874            7,134           21,621           26,492

  (Loss) before income taxes and cumulative effect
     of a change in accounting principle for goodwill                 (16,758)        (114,364)         (90,391)         (88,186)

  EBITDA                                                               (5,713)         (98,197)         (31,149)         (27,139)

Corporate and Financial Services  (CF) (2)
------------------------------------------

  Unfilled orders                                                      (8,401)         (19,313)          (8,401)         (19,313)

  New orders booked                                                    (3,164)           8,680          (15,645)          (1,067)

  Revenues                                                             (9,950)          49,771          (29,768)         (20,388)

  Interest expense (1)                                                 15,839           15,522           61,822           58,171

  (Loss) before income taxes                                          (64,425)         (70,849)        (213,158)        (139,898)

  EBITDA                                                              (47,313)         (54,152)        (146,623)         (78,169)

Total
-----

  Unfilled orders                                                   5,445,934        6,004,420        5,445,934        6,004,420

  New orders booked                                                   567,649        1,101,758        3,052,410        4,109,321

  Revenues                                                            995,420        1,034,904        3,574,537        3,392,474

  Interest expense (1)                                                 21,852           21,690           83,028           84,484

  (Loss) before income taxes                                         (116,325)        (224,197)        (360,062)        (212,965)

  Provision for income taxes                                           (4,222)         118,906           14,657          123,395

  (Loss) before income taxes and cumulative effect
     of a change in accounting principle for goodwill                (112,103)        (343,103)        (374,719)        (336,360)

  Cumulative effect on prior years of a change
    in accounting principle for goodwill                                                               (150,500)

  Net (loss)                                                         (112,103)        (343,103)        (525,219)        (336,360)

  EBITDA                                                             ($83,084)       ($188,323)       ($219,209)        ($72,731)

See attached schedule of special charges by group for the three and twelve months ended 2002 and 2001.

1) Includes dividends on preferred security of subsidiary trust.

2) Includes intersegment eliminations

* Reflects the reclassification of the Engineering, Procurement and Construction ("EPC") business in the United States from the E
  & C group to the Energy group to conform to 2002 presentation.

           Foster Wheeler Ltd. and Subsidiaries
           Consolidated Balance Sheet
           (In Thousands of Dollars)                                 Dec. 27,          Dec. 28,
                                                                       2002             2001
                                                                   ------------     ------------
            ASSETS                                                                  (Restated *)
 CURRENT ASSETS:
       Cash and cash equivalents                                         $344,305         $224,020
       Short-term investments                                                 271              271
       Accounts and notes receivable                                      684,672          946,344
       Contracts in process and inventories                               289,933          504,128
       Prepaid, deferred and refundable income taxes                       41,155           52,084
       Prepaid expenses                                                    36,071           27,529
                                                                       -----------      -----------
            Total current assets                                        1,396,407        1,754,376
                                                                       ----------       ----------
 Land, buildings and equipment                                            769,680          728,012
 Less accumulated depreciation                                            361,861          328,814
                                                                       -----------      -----------
            Net book value                                                407,819          399,198
 Restricted cash                                                           84,793
 Notes and accounts receivable - long-term                                 21,944           65,373
 Investment and advances                                                   88,523           84,514
 Goodwill, net                                                             50,214          200,152
 Other intangible assets, net                                              72,668           74,391
 Prepaid pension cost and related benefit assets                           26,567          131,865
 Asbestos-related insurance recovery receivable                           534,045          437,834
 Other assets                                                             156,279          173,279
 Deferred income taxes                                                     69,578            4,855
                                                                       -----------      -----------
            TOTAL ASSETS                                               $2,908,837       $3,325,837
                                                                       -----------      -----------
 LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
 CURRENT LIABILITIES:
       Current installments on long-term debt                             $31,562          $12,759
       Bank loans                                                          14,474           20,244
       Corporate and other debt                                                            297,627
       Special-purpose project debt                                                         75,442
       Subordinated Robbins exit funding obligations                                       110,340
       Convertible subordinated notes                                                      210,000
       Trust preferred securities                                                          175,000
       Accounts payable and accrued expenses                              635,089          777,768
       Estimated costs to complete long-term contracts                    707,323          580,766
       Advance payments by customers                                       87,658           65,417
       Income taxes                                                        64,517           63,257
                                                                       -----------      -----------
            Total current liabilities                                   1,540,623        2,388,620
                                                                       -----------      -----------
 Corporate and other debt less current installments                       341,702
 Special-purpose project debt less current installments                   181,613          137,855
 Capital lease obligations                                                 58,237
 Deferred income taxes                                                      8,333           40,486
 Pension, postretirement and other employee benefits                      437,820          257,976
 Asbestos-related liability                                               519,790          445,370
 Other long-term liabilities and minority                                 109,373          103,974
   interest
 Subordinated Robbins facility exit funding obligations                   107,285
 Convertible subordinated notes                                           210,000
 Trust preferred securities                                               175,000
                                                                       -----------      -----------
            TOTAL LIABILITIES.                                          3,689,776        3,374,281
                                                                       -----------      -----------
 SHAREHOLDERS' DEFICIT:
 Common Stock                                                              40,772           40,772
 Paid-in capital                                                          201,718          201,390
 Retained earnings (deficit)                                             (653,991)        (128,772)
 Accumulated other comprehensive loss                                    (369,438)        (161,834)
                                                                       -----------      -----------
       TOTAL SHAREHOLDERS' DEFICIT                                       (780,939)         (48,444)
                                                                       -----------      -----------
            TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                $2,908,837       $3,325,837
                                                                       -----------      -----------

*    Management determined that assets, liabilities and related impact on results of operations associated with one of the Company's postretirement medical plans were not properly accounted for in accordance with SFAS 106,"Employers Accounting for Postretirement Benefits Other Than
     Pensions."The Company has adjusted its previously reported results for 2001 and 2002. These adjustments include an additional net liability of $18.9million at the end of 2001, an additional $1.6million in 2002 for a total increase in net liability in 2002 of $20.5million.

               Foster Wheeler Ltd.
               Summary of Special Charges
               (In Thousands of Dollars)
                                                                     --------------------------------------------------
                                                                              Three months ended Dec. 27, 2002
                                                                     --------------------------------------------------
               Year 2002                                             E & C          E          C & F         Total
               ---------                                             --------------------------------------------------

    Change in accounting for goodwill

    Losses on anticipated sale of power plants                                        3,700                      3,700

    Revisions to project claim estimates and related cost               52,900       12,700                     65,600

    Re-evaluation of contract cost estimates and
      provisions for uncollectible receivables                          (3,200)      16,900                     13,700

    Provision for impairment loss on a U.S. manufacturing
      facility under SFAS 144/146                                                     5,300                      5,300

    Provisions for asbestos claims                                                                20,000        20,000

    Performance intervention, restructuring
      and credit agreement costs                                                                   9,600         9,600

    Increased pension and postretirement medical
      benefit cost                                                                                 2,600         2,600

    Severance cost

    Legal settlements and other provisions                               5,000          200       (1,200)        4,000
                                                                     --------------------------------------------------

               Total                                                    54,700       38,800       31,000       124,500
                                                                     --------------------------------------------------

                                                                    --------------------------------------------------
                                                                             Twelve months ended Dec. 27, 2002
                                                                    --------------------------------------------------
              Year 2002                                             E & C          E          C & F         Total
              ---------                                             --------------------------------------------------
    Change in accounting for goodwill                                   48,700      101,800                    150,500

    Losses on anticipated sale of power plants                                       54,500                     54,500

    Revisions to project claim estimates and related cost               86,800       40,800        8,600       136,200

    Re-evaluation of contract cost estimates and
       provisions for uncollectible receivables                         34,850       45,650                     80,500

    Provision for impairment loss on a U.S. manufacturing
      facility under SFAS 144/146                                                    18,700                     18,700

    Provisions for asbestos claims                                                                26,200        26,200

    Performance intervention, restructuring
      and credit agreement costs                                                                  37,100        37,100

    Increased pension and postretirement medical
      benefit cost                                                                                10,600        10,600

    Severance cost                                                         500        4,300        2,900         7,700

    Legal settlements and other provisions                               6,000        8,400        9,500        23,900
                                                                    --------------------------------------------------

               Total                                                   176,850      274,150       94,900       545,900
                                                                    --------------------------------------------------

                                                                     --------------------------------------------------
                                                                              Three months ended Dec. 28, 2001
                                                                     --------------------------------------------------
               Year 2001                                             E & C          E          C & F         Total
               ---------                                             --------------------------------------------------
    Losses on sale of power plants                                                   35,300                     35,300

    Revisions to project claim estimates and related cost               26,500        5,500        5,000        37,000

    Re-evaluation of contract cost estimates and
      provisions for uncollectible receivables                          25,200       98,400                    123,600

    Domestic manufacturing plant writedown                                            6,100                      6,100

    Cancellation of Company owned life insurance                                                  20,000        20,000

    Increased pension and postretirement medical
      benefit cost                                                                                 2,600         2,600

    Severance cost                                                       1,300                       700         2,000

    Legal settlements and other provisions                                                        13,500        13,500
                                                                     --------------------------------------------------

               Total                                                    53,000      145,300       41,800       240,100
                                                                     --------------------------------------------------

                                                                     --------------------------------------------------
                                                                              Twelve months ended Dec. 28, 2001
                                                                     --------------------------------------------------
               Year 2001                                             E & C          E          C & F         Total
               ---------                                             --------------------------------------------------
    Losses on sale of power plants                                                   40,300                     40,300

    Revisions to project claim estimates and related cost               26,500        5,500        5,000        37,000

    Re-evaluation of contract cost estimates and
      provisions for uncollectible receivables                          25,200       98,400                    123,600

    Domestic manufacturing plant writedown                                            6,100                      6,100

    Cancellation of Company owned life insurance                                                  20,000        20,000

    Increased pension and postretirement medical
      benefit cost                                                                                 9,100         9,100

    Severance cost                                                       1,300                     3,400         4,700

    Legal settlements and other provisions                                                        13,500        13,500
                                                                     --------------------------------------------------

               Total                                                    53,000      150,300       51,000       254,300
                                                                     --------------------------------------------------

EC   Engineering and Construction

E    Energy

CF   Corporate and Financial

        Foster Wheeler Ltd. and Subsidiaries                                             (In Thousands of Dollars)

        CALCULATION OF EBITDA
        ---------------------
                                                          Year          Year              4th Quarter    4th Quarter
                                                          2002          2001                  2002          2001
                                                      ----------------------------       -----------------------------
Consolidated Total
------------------
Earnings Before Taxes(before goodwill charge)             (360,000)     (213,000)             (116,300)     (224,200)
Interest Expense                                            83,000        84,500                21,900        21,700
Depreciation and Amortization                               44,400        55,800                11,300        14,200
Plant Impairment(Depreciation)                              13,400
                                                      ----------------------------       -----------------------------
EBITDA as reported                                        (219,200)      (72,700)              (83,100)     (188,300)
                                                      ----------------------------       -----------------------------

Add:Special Charges                                        382,000       254,300               124,500       240,100

                                                      ----------------------------       -----------------------------
EBITDA normalized                                          162,800       181,600                41,400        51,800
                                                      ----------------------------       -----------------------------

Engineering & Construction
--------------------------
Earnings Before Taxes(before goodwill charge)              (56,500)       15,100               (35,100)      (39,000)
Interest Expense                                              (400)         (200)                1,200        (1,000)
Depreciation and Amortization                               15,500        17,700                 3,800         4,000
Plant Impairment(Depreciation)
                                                      ----------------------------       -----------------------------
EBITDA as reported                                         (41,400)       32,600               (30,100)      (36,000)
                                                      ----------------------------       -----------------------------

Add:Special Charges                                        128,100        53,000                54,700        53,000

                                                      ----------------------------       -----------------------------
EBITDA normalized                                           86,700        85,600                24,600        17,000
                                                      ----------------------------       -----------------------------

Energy
------
Earnings Before Taxes(before goodwill charge)              (90,400)      (88,200)              (16,800)     (114,400)
Interest Expense                                            21,600        26,600                 4,900         7,300
Depreciation and Amortization                               24,200        34,500                 6,200         8,900
Plant Impairment(Depreciation)                              13,400
                                                      ----------------------------       -----------------------------
EBITDA as reported                                         (31,200)      (27,100)               (5,700)      (98,200)
                                                      ----------------------------       -----------------------------

Add:Special Charges                                        159,000       150,300                38,800       145,300

                                                      ----------------------------       -----------------------------
EBITDA normalized                                          127,800       123,200                33,100        47,100
                                                      ----------------------------       -----------------------------

Corporate & Financial
---------------------
Earnings Before Taxes(before goodwill charge)             (213,100)     (139,900)              (64,400)      (70,800)
Interest Expense                                            61,800        58,100                15,800        15,400
Depreciation and Amortization                                4,700         3,600                 1,300         1,300
Plant Impairment(Depreciation)
                                                      ----------------------------       -----------------------------
EBITDA as reported                                        (146,600)      (78,200)              (47,300)      (54,100)
                                                      ----------------------------       -----------------------------

Add:Special Charges                                         94,900        51,000                31,000        41,800

                                                      ----------------------------       -----------------------------
EBITDA normalized                                          (51,700)      (27,200)              (16,300)      (12,300)
                                                      ----------------------------       -----------------------------


        NORMALIZED NET EARNINGS/(LOSS)
        ------------------------------

Earnings/(Loss) Before Taxes as Reported                  (360,100)     (213,000)             (116,300)     (224,200)
Add: Special Charges Excluding Goodwill                    395,400       254,300               124,500       240,100
                                                      ----------------------------       -----------------------------
Adjusted Earnings Before Taxes                              35,300        41,300                 8,200        15,900
                                                      ----------------------------       -----------------------------
Provision for Taxes @ 35%                                   12,400        14,500                 2,800         5,600
                                                      ----------------------------       -----------------------------
        Normalized Net Earnings                             22,900        26,800                 5,400        10,300
                                                      ----------------------------       -----------------------------

                                      # # #

Contact:

     FosterWheeler Ltd.
     Media Contact:        Andrew O'Hearn 908-730-4444
     Shareholder Contact:  John Doyle    908-730-4270
     Other Inquiries:      908-730-4000